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                                                                    EXHIBIT 23.1









                          INDEPENDENT AUDITORS' CONSENT



Charter One Financial, Inc.

We consent to the incorporation by reference in this Registration Statement of Charter One Financial, Inc. on Form S-4 of our report dated January 27, 1998 (which expresses an unqualified opinion and refers to the report of other auditors on the consolidated financial statements of RCSB Financial, Inc. which was merged with Charter One Financial, Inc.), appearing in the Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP



Cleveland, Ohio
September 23, 1998